Exhibit 5

TRANSCANADA PIPELINES LIMITED
as Issuer

and

COMPUTERSHARE TRUST COMPANY OF CANADA
as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

PROVIDING FOR THE ISSUE OF UP TO

$800,000,000 PRINCIPAL AMOUNT OF
TCPL SUB NOTES – SERIES 2022-A DUE MARCH 7, 2082

Dated as of March 7, 2022

Table of Contents

Page

Article 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Interpretation Not Affected By Headings, etc.	5
1.3	Incorporation of Certain Definitions	5
1.4	Definition of "this Indenture"	5
1.5	Currency References	6
1.6	Additional Provisions Relating to the TCPL Sub Notes – Series 2022-A	6

Article 2 THE TCPL SUB NOTES – SERIES 2022-A		6
2.1	Limitation on Issue and Designation	6
2.2	Terms of TCPL Sub Notes – Series 2022-A	6

Article 3		7
3.2	Form of TCPL Sub Notes – Series 2022-A	7
3.3	Registrar and Transfer Agent and Paying Agent	8
3.4	Calculation Agent	8
3.5	Rights of Set-Off	8
3.6	Additional Amounts	8
3.7	Transfer Restriction	10

Article 4 REDEMPTION AND PURCHASE FOR CANCELLATION OF THE TCPL SUB NOTES – SERIES 2022-A		10
4.1	Redemption of TCPL Sub Notes – Series 2022-A at the Option of the Issuer	10
4.2	Partial Redemption of TCPL Sub Notes – Series 2022-A	10
4.3	Early Redemption upon a Tax Event	11
4.4	Early Redemption upon Rating Event	11
4.5	Notice of Redemption	11
4.6	Purchase of the TCPL Sub Notes – Series 2022-A for Cancellation	12
4.7	Cancellation of the TCPL Sub Notes – Series 2022-A	12

Article 5 INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE		12
5.1	Indenture Supplemental to Original Indenture	12

Article 6 ACCEPTANCE OF TRUSTS BY TRUSTEE		12
6.1	Acceptance of Trusts by Trustee	12

Article 7 MISCELLANEOUS		13
7.1	Counterparts	13
7.2	Language of Indenture	13

SCHEDULE

Schedule 3.2 – Form of Registered TCPL Sub Note – Series 2022-A

THIS SEVENTH SUPPLEMENTAL INDENTURE dated as of March 7, 2022,

BETWEEN:

TRANSCANADA PIPELINES LIMITED, a corporation existing under the federal laws of Canada and having an office in the City of Calgary in the Province of Alberta (hereinafter called the "Issuer" or "TCPL")

OF THE FIRST PART

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the federal laws of Canada and having an office in the City of Calgary in the Province of Alberta (hereinafter called the "Trustee")

OF THE SECOND PART

WHEREAS by a trust indenture (the "Original Indenture") dated as of May 20, 2015 between the Issuer and the Trustee, provision was made for the issue of subordinated notes of the Issuer without limitation as to the aggregate principal amount but issuable only subject to the provisions of the Original Indenture;

WHEREAS by a first supplemental indenture to the Original Indenture dated as of May 20, 2015, U.S.$750,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of TCPL Sub Notes designated as TCPL Sub Notes – Series 2015-A due May 20, 2075, were issued;

WHEREAS by a second supplemental indenture to the Original Indenture dated as of August 11, 2016, U.S.$1,200,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of TCPL Sub Notes designated as TCPL Sub Notes – Series 2016-A due August 15, 2076, were issued;

WHEREAS by a third supplemental indenture to the Original Indenture dated as of March 2, 2017, U.S.$1,500,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of TCPL Sub Notes designated as TCPL Sub Notes – Series 2017-A due March 15, 2077, were issued;

WHEREAS by a fourth supplemental indenture to the Original Indenture dated as of May 18, 2017, CDN$1,500,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of TCPL Sub Notes designated as TCPL Sub Notes – Series 2017-B due May 18, 2077, were issued;

WHEREAS by a fifth supplemental indenture to the Original Indenture dated as of September 12, 2019, U.S.$1,100,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of TCPL Sub Notes designated as TCPL Sub Notes – Series 2019-A due September 15, 2079, were issued;

WHEREAS by a sixth supplemental indenture to the Original Indenture dated as of March 4, 2021, CDN$500,000,000 aggregate principal amount of subordinated notes of the Issuer, as a Series of TCPL Sub Notes designated as TCPL Sub Notes – Series 2021-A due March 4, 2081, were issued;

WHEREAS the Issuer is desirous of issuing subordinated notes under the provisions of the Original Indenture, and this supplemental indenture, as a Series of TCPL Sub Notes to be designated as TCPL Sub Notes – Series 2022-A due March 7, 2082 (the "TCPL Sub Notes – Series 2022-A");

WHEREAS the Issuer and the Trustee have agreed to supplement the Original Indenture as herein provided;

WHEREAS all necessary action has been taken by the Issuer to make the TCPL Sub Notes – Series 2022-A, when certified by the Trustee and issued as provided in this supplemental indenture, valid, binding and legal obligations of the Issuer with the benefits and subject to the terms of the Original Indenture and to make this supplemental indenture a valid and binding agreement of the Issuer, in accordance with its terms; and

WHEREAS the foregoing recitals are made as representations and statements of fact by the Issuer and not by the Trustee.

NOW THEREFORE THIS INDENTURE WITNESSETH and it is hereby covenanted, agreed and declared as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this supplemental indenture, unless there is something in the subject matter or context inconsistent therewith:

"Additional Amounts" has the meaning ascribed to such term in Section 3.6.2;

"Additional TCPL Sub Notes – Series 2022-A" has the meaning ascribed to such term in Section 3.1.2;

"Calculation Agent" means the calculation agent appointed by the Issuer in the manner described under Section 3.4;

"Closing Date" means March 7, 2022;

"DTC" means The Depository Trust Company and its nominee or any successors and/or any other or additional organization that performs securities transfer, settlement, clearing and/or pledge services in relation to the Trust Notes – Series 2022-A or the TCPL Exchange Preferred Shares;

"Fitch" means Fitch Ratings Inc.;

"Five-Year Treasury Rate" means, as of any Interest Reset Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five Business Days immediately prior to the applicable Interest Reset Determination Date appearing under the caption "Treasury Constant Maturities" in the most recent H.15; provided, however, that if the Five-Year Treasury Rate cannot be determined pursuant to such method, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five- Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided further that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent, in its sole discretion, may determine the Business Day convention, the definition of Business Day and the Interest Reset Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate;

"H.15" means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and "most recent H.15" means the H.15 published closest in time but prior to the close of business on the applicable Interest Reset Determination Date;

"Holders" means the registered holders, from time to time, of the TCPL Sub Notes – Series 2022-A or, where the context requires, all of such holders;

"Initial Interest Reset Date" means March 7, 2032;

"Interest Payment Date" means, March 7 and September 7, of each year during which any TCPL Sub Notes – Series 2022-A are outstanding, with the first Interest Payment Date being September 7, 2022;

"Interest Period" means, initially, the period from and including the Closing Date to, but excluding September 7, 2022 and thereafter from and including each Interest Payment Date to, but excluding, the next following Interest Payment Date;

"Interest Reset Date" means March 7, 2032 and every fifth anniversary of such date thereafter upon which the TCPL Sub Notes – Series 2022-A are outstanding until the Maturity Date, on which dates the interest rate on the TCPL Sub Notes – Series 2022-A will be reset as described on the Form of Registered TCPL Sub Note – Series 2022-A attached as Schedule 3.2 hereto;

"Interest Reset Determination Date" means, for any Subsequent Fixed Rate Period, the date that is one Business Day prior to the first day of such Subsequent Fixed Rate Period;

"Maturity Date" means March 7, 2082;

"Moody's" means Moody's Investor Service, Inc.;

"Original Indenture" has the meaning ascribed to such term in the first recital to this supplemental indenture;

"Rating Event" means that the Trust or TCPL has received confirmation from S&P, Moody's or Fitch that due to (i) any amendment to, clarification of, or change in hybrid capital methodology or a change in the interpretation thereof, in each case occurring or becoming effective after the date of issue of the Trust Notes – Series 2022-A; or (ii) the application of a different hybrid capital methodology or set of criteria by S&P, Moody's or Fitch after the date of issue of the Trust Notes – Series 2022-A (due to any reason other than solely as a result of a decrease in the credit rating previously assigned to the Trust Notes, it being understood that for this purpose a "decrease in the credit rating previously assigned to the Trust Notes" means: (A) in the case of S&P, a rating below BBB-; (B) in the case of Moody's, a rating below Baa3; (C) in the case of Fitch, a rating below BBB; and (D) in the case of a designation by another rating agency, below an equivalent rating), the Trust Notes – Series 2022-A will no longer be eligible for the same or a higher amount of "equity credit" (or such other nomenclature that S&P, Moody's or Fitch may then use to describe "equity credit") attributed to the Trust Notes – Series 2022-A on the date of issue of the Trust Notes – Series 2022-A;

"S&P" means S&P Global Ratings, acting through Standard & Poor's Ratings Services (Canada), a business unit of S&P Global Canada Corp.;

"Subsequent Fixed Rate Period" means the period from, and including, the Initial Interest Reset Date, to, but excluding, the next Interest Reset Date and each five-year period thereafter from, and including, the most recent Interest Reset Date, to, but excluding, the next Interest Reset Date. For greater certainty, the final Subsequent Fixed Rate Period shall end on the Maturity Date;

"Tax Event" means the Trust, TCE or TCPL has received an opinion of independent counsel of a nationally recognized law firm in Canada or the U.S. experienced in such matters (who may be counsel to the Trust, TCE or TCPL) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the U.S. or any political subdivision or taxing authority thereof or therein, affecting taxation; (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an "administrative action"); or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the Trust Notes – Series 2022-A, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that (A) the Trust, TCE or TCPL is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Trust Notes – Series 2022-A (including the treatment by the Trust, TCE or TCPL of interest on the TCPL Sub Notes – Series 2022-A or the Trust Notes – Series 2022-A) or the treatment of the TCPL Sub Notes – Series 2022-A or other property of the Trust, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority, (B) the Trust is, or will be, subject to more than a de minimis amount of taxes, duties or other governmental charges or civil liabilities, or (C) any payment of interest, consideration or otherwise in respect of the TCPL Sub Notes – Series 2022-A or Trust Notes – Series 2022-A gives rise to more than a de minimis amount of withholding tax for the Trust, TCE or TCPL and/or that results in the requirement to pay more than a de minimis amount of Additional Amounts under Section 3.6;

"TCE" means TC Energy Corporation and includes its successors and assigns;

"TCPL" means TransCanada PipeLines Limited and includes its successors and assigns;

"TCPL Sub Notes – Series 2022-A" means the up to $800,000,000 principal amount of TCPL Sub Notes – Series 2022-A due March 7, 2082 issued by the Issuer hereunder;

"this supplemental indenture", "hereto", "hereby", "hereunder", "hereof", "herein" and similar expressions refer to this supplemental indenture and not to any particular article, section, subdivision or other portion hereof, and include any and every supplemental indenture;

"Trust" means TransCanada Trust, a trust established under the laws of Ontario, and includes its successors and assigns; and

"Trust Notes – Series 2022-A" means the up to $800,000,000 principal amount of Trust Notes – Series 2022-A due March 7, 2082 issued by the Trust.

Words importing the singular include the plural and vice versa and words importing the masculine gender include the feminine gender and vice versa.

1.2	Interpretation Not Affected By Headings, etc.

The division of this supplemental indenture into Articles and Sections, the provision of a table of contents and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this supplemental indenture.

1.3	Incorporation of Certain Definitions

All terms contained in this supplemental indenture which are defined in the Original Indenture, as supplemented and amended to the date hereof, shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, as so supplemented and amended, unless otherwise defined herein or unless the context otherwise specifies or requires.

1.4	Definition of "this Indenture"

The term "this Indenture", whenever used herein, means the Original Indenture as supplemented and amended by this supplemental indenture.

1.5	Currency References

All references to dollar ($) amounts shall, unless otherwise expressly indicated herein, be to United States dollars.

1.6	Additional Provisions Relating to the TCPL Sub Notes – Series 2022-A.

For the purposes of this supplemental indenture, and the TCPL Sub Notes – Series 2022-A:

"Business Day" means a day on which TCPL, the Trust, and the Trustee are open for business in the City of Calgary, Alberta, other than a Saturday, Sunday or any statutory or civic holiday in the City of Toronto, Ontario, the City of Calgary, Alberta or the City of New York, New York.

Article 2
THE TCPL SUB NOTES – SERIES 2022-A

2.1	Limitation on Issue and Designation

The aggregate principal amount of the initial TCPL Sub Notes – Series 2022-A that may be issued and certified hereunder shall be limited to up to $800,000,000 principal amount of the TCPL Sub Notes designated as "TCPL Sub Notes – Series 2022-A due March 7, 2082". For clarity, Additional TCPL Sub Notes – Series 2022-A may be issued and certified hereunder pursuant to Section 3.1.2 below.

2.2	Terms of TCPL Sub Notes – Series 2022-A

2.2.1	The TCPL Sub Notes – Series 2022-A shall be dated as of the Closing Date, regardless of their actual date of issue, and shall mature on the Maturity Date.

2.2.2	Subject to Section 3.1.2 below, from the Closing Date to, but excluding, March 7, 2032, the TCPL Sub Notes – Series 2022-A will bear interest at the rate of 5.850% per annum, payable in arrears in equal semi-annual payments on March 7 and September 7 of each year to the persons in whose names the TCPL Sub Notes – Series 2022-A are registered at the close of business on the preceding February 21 and August 24, respectively, with the first payment on September 7, 2022. On March 7, 2032 and on every Interest Reset Date thereafter until the Maturity Date, the interest rate on the TCPL Sub Notes – Series 2022-A will be reset for the applicable Subsequent Fixed Rate Period to a rate per annum equal to the Five-Year Treasury Rate as of the most recent Interest Reset Determination Date, plus: (a) for the period from, and including, March 7, 2032 to, but excluding, March 7, 2052, 4.236%; and (b) for the period from, and including, March 7, 2052 to, but excluding, March 7, 2082, 4.986%, in each case, payable in arrears. Interest on the TCPL Sub Notes – Series 2022-A during each Subsequent Fixed Rate Period will continue to be payable in arrears in equal semi-annual payments on each applicable Interest Payment Date in the manner set out in this Section 2.2.2. Interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

2.2.3	Interest on the TCPL Sub Notes – Series 2022-A will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the TCPL Sub Notes – Series 2022-A, whenever the interest rate on the TCPL Sub Notes – Series 2022-A is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

Article 3

3.1.1	If any Interest Payment Date would otherwise fall on a day which is not a Business Day, payment shall be postponed until the next Business Day, and no further interest or other sums will accrue in respect of such postponement.

3.1.2	After the Closing Date, subject to the limit in Section 2.1, the Issuer shall be entitled to issue additional TCPL Sub Notes – Series 2022-A ("Additional TCPL Sub Notes – Series 2022-A"), which shall have identical terms as the TCPL Sub Notes – Series 2022-A issued on the Closing Date, other than with respect to their issue date, issue price and, if applicable, their first interest payment date and interest accrual date.

3.1.3	With respect to any Additional TCPL Sub Notes – Series 2022-A, the Issuer shall set forth in an Officer's Certificate, which shall be delivered to the Trustee, the following information:

3.1.3.1	the aggregate principal amount of such Additional TCPL Sub Notes – Series 2022-A to be authenticated and delivered pursuant to this Indenture;

3.1.3.2	the issue price and the issue of such Additional TCPL Sub Notes – Series 2022-A; and

3.1.3.3	if applicable, the first interest payment date and interest accrual date of such Additional TCPL Sub Notes – Series 2022-A.

3.2	Form of TCPL Sub Notes – Series 2022-A

3.2.1	The TCPL Sub Notes – Series 2022-A shall be issued only as fully registered TCPL Sub Notes – Series 2022-A in denominations of $1,000 and integral multiples thereof and shall not, unless otherwise determined by the Issuer, be registered in the name of or held by or through DTC or any other clearing agency.

3.2.2	The TCPL Sub Notes – Series 2022-A and the certificate of the Trustee endorsed thereon shall be in the English language (and may be in the French language) and shall be substantially in the form set out in Schedule 3.2 hereto, with such appropriate additions, deletions, substitutions and variations as the Trustee may approve (or as may be required to issue Additional TCPL Sub Notes – Series 2022-A pursuant to Section 3.1.2) and shall bear such distinguishing letters and numbers as the Trustee may approve, such approval of the Trustee to be conclusively evidenced by its certification of the TCPL Sub Notes – Series 2022-A. In the event that any provision of the TCPL Sub Notes – Series 2022-A in the French language, if any, shall be susceptible to an interpretation different from the equivalent provision in the English language, the interpretation of such provision in the English language shall be determinative.

3.2.3	The TCPL Sub Notes – Series 2022-A may be engraved, printed or lithographed, or partly in one form and partly in another, as the Issuer may determine.

3.3	Registrar and Transfer Agent and Paying Agent

3.3.1	The Issuer hereby appoints the Trustee as the registrar and transfer agent of the TCPL Sub Notes – Series 2022-A and the Trustee hereby accepts such appointment.

3.3.2	The Issuer confirms that the Issuer will itself act as Paying Agent in respect of the TCPL Sub Notes – Series 2022-A.

3.4	Calculation Agent

Unless the Issuer has redeemed all of the outstanding TCPL Sub Notes – Series 2022-A as of the Initial Interest Reset Date, the Issuer will appoint a Calculation Agent with respect to the TCPL Sub Notes – Series 2022-A prior to the Interest Reset Determination Date preceding the Initial Interest Reset Date. The applicable interest rate for each Subsequent Fixed Rate Period will be determined by the Calculation Agent as of the applicable Interest Reset Determination Date. Promptly upon such determination, the Calculation Agent, if other than the Issuer or its Affiliate, will notify the Issuer of the interest rate for the relevant Subsequent Fixed Rate Period. The Issuer will then promptly notify the Trustee, if other than the Calculation Agent, of such interest rate. The Calculation Agent's determination of any interest rate and its calculation of the amount of interest for any Subsequent Fixed Rate Period beginning on or after the Initial Interest Reset Date (i) will be on file at the Issuer's principal offices, (ii) will be made available to any Holder upon request, (iii) will be conclusive and binding absent manifest error, (iv) may be made in the Calculation Agent’s sole discretion and (v) notwithstanding anything to the contrary in the documentation relating to the TCPL Sub Notes – Series 2022-A, will become effective without consent from any other person or entity.

3.5	Rights of Set-Off

Notwithstanding Section 4.8 of the Original Indenture, each party may set-off against amounts owing by it hereunder to another Person any amounts owing or accruing due by such Person to it or any of its Affiliates, without duplication.

3.6	Additional Amounts

3.6.1            All payments made by or on account of any obligation of the Issuer under or with respect to the TCPL Sub Notes – Series 2022-A shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (collectively, "Canadian Taxes"), or, in the event that a Successor Entity that is organized under the laws of a jurisdiction other than the laws of Canada or any province or territory thereof is substituted for the Issuer pursuant to Article 8 of the Original Indenture, by or on behalf of the government of such successor jurisdiction or any subdivision thereof or by any authority or agency therein or thereof having power to tax.

3.6.2            For so long as the Trust is the Holder of TCPL Sub Notes – Series 2022-A, if the Trust is required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Trust Notes - Series 2022-A, the Issuer shall pay as additional interest such additional amounts ("Additional Amounts") as may be necessary so that the Trust may provide a net amount to each holder of Trust Notes – Series 2022-A (including Additional Amounts) after such withholding or deduction shall not be less than the amount such holder of Trust Notes – Series 2022-A would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable to the Trust with respect to a payment made to a holder of Trust Notes – Series 2022-A in respect of a beneficial owner of Trust Notes Series 2022-A (i) with which the Trust does not deal at arm's length (for purposes of the Income Tax Act (Canada)) at the time the amount is paid or payable, (ii) where the payment is in respect of a debt or other obligation to pay an amount to a person with whom the payor is not dealing at arm's length for the purposes of the Income Tax Act (Canada), (iii) which is subject to such Canadian Taxes by reason of the failure of such holder of Trust Notes – Series 2022-A to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iv) where all or any portion of the amount paid to such holder of Trust Notes – Series 2022-A is deemed to be a dividend paid to such holder of Trust Notes – Series 2022-A pursuant to subsection 214(16) of the Income Tax Act (Canada), (v) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof (including, without limitation, by being or having been a national, domiciliary or resident, or treated as a resident, of, or physically present in or having had a permanent establishment in, Canada or any province or territory thereof) otherwise than by the mere acquisition, holding or disposition of Trust Notes – Series 2022-A or the receipt of payments or enforcement of rights thereunder, (vi) in respect of any applicable Canadian Taxes that are payable other than by withholding from payments under or with respect to the Trust Notes – Series 2022-A (other than taxes payable pursuant to Regulation 803 of the Income Tax Act (Canada) or any similar successor provision), (vii) in respect of any estate, inheritance, gift, sale, transfer, personal property, excise or similar applicable Canadian Taxes, (viii) if the applicable taxes would not have been imposed but for the presentation of such Trust Note – Series 2022-A (in cases in which presentation is required) more than 30 days after the later of the date on which the relevant payment became due and payable pursuant to the terms thereof or was made or duly provided for (except to the extent such holder of Trust Notes – Series 2022-A would have been entitled to such Additional Amounts had such Trust Note – Series 2022-A been presented on the last day of such 30-day period), (ix) in respect of any applicable Canadian Taxes to the extent such Canadian Taxes result from the presentation of any Trust Notes – Series 2022-A for payment (where presentation is required for payment) and the payment can be made without such withholding or deduction by the presentation of the Trust Notes – Series 2022-A for payment by at least one other paying agent, (x) for any taxes imposed pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") (or any amended or successor version of such sections) ("FATCA"), any regulations or other official guidance thereunder, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into between a non-U.S. jurisdiction and the United States in connection with FATCA or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA or (xi) in respect of any combination of applicable taxes referred to in the preceding clauses (i) through (x). The Trust shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

3.6.3            If a holder of Trust Notes – Series 2022-A has received a refund or credit for any Canadian Taxes with respect to which the Issuer has paid Additional Amounts pursuant to this Section 3.6, and such holder has paid over such refund to the Trust, the Trust shall pay over such refund to the Issuer (but only to the extent of such Additional Amounts), net of all out-of-pocket expenses of such holder, together with any interest paid by the relevant tax authority in respect of such refund.

3.6.4            If Additional Amounts are required to be paid under this Section 3.6 as a result of a Tax Event, the Issuer may elect to redeem outstanding TCPL Sub Notes – Series 2022-A pursuant to Section 4.3.

3.7	Transfer Restriction

Notwithstanding any provision of the Original Indenture, the TCPL Sub Notes – Series 2022-A may not be assigned or transferred by the Holder thereof without the prior consent of the Issuer.

Article 4
REDEMPTION AND PURCHASE FOR CANCELLATION OF THE
TCPL SUB NOTES – SERIES 2022-A

4.1	Redemption of TCPL Sub Notes – Series 2022-A at the Option of the Issuer

The Issuer may, at its option, redeem the TCPL Sub Notes – Series 2022-A in whole at any time or in part from time to time on not less than 10 days nor more than 60 days prior notice to the Holders thereof, without the consent of the Holders, and upon such conditions as may be specified in the applicable notice of redemption, at a redemption price per $1,000 principal amount of the TCPL Sub Notes – Series 2022-A equal to par: (i) from December 7, 2031 to March 7, 2032; and (ii) after March 7, 2032, on any Interest Payment Date or Interest Reset Date, in each case, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

4.2	Partial Redemption of TCPL Sub Notes – Series 2022-A

4.2.1	If less than all the TCPL Sub Notes – Series 2022-A are to be redeemed pursuant to Section 4.1, the Issuer shall, at least 15 days prior to the date that notice of redemption is given, notify the Trustee by Written Order of the Issuer of its intention to redeem the aggregate principal amount of the TCPL Sub Notes – Series 2022-A to be redeemed. The TCPL Sub Notes – Series 2022-A to be redeemed shall be selected by the Trustee on a pro rata basis, disregarding fractions, according to the principal amount of the TCPL Sub Notes – Series 2022-A registered in the respective names of each Holder, or in such other manner as the Trustee may consider equitable, provided that such selection shall be proportionate (to the nearest minimum authorized denomination for the TCPL Sub Notes – Series 2022-A established pursuant to Section 3.2).

4.2.2	If the TCPL Sub Notes – Series 2022-A in denominations in excess of the minimum authorized denomination for the TCPL Sub Notes – Series 2022-A are selected and called for redemption in part only (such part being that minimum authorized denomination or an integral multiple thereof) then, unless the context otherwise requires, references to the TCPL Sub Notes – Series 2022-A in this Article 4 shall be deemed to include any such part of the principal amount of the TCPL Sub Notes – Series 2022-A which shall have been so selected and called for redemption. The Holder of any TCPL Sub Notes – Series 2022-A called for redemption in part only, upon surrender of such TCPL Sub Notes – Series 2022-A for payment, shall be entitled to receive, without expense to such Holder, new TCPL Sub Notes – Series 2022-A for the unredeemed part of the TCPL Sub Notes – Series 2022-A so surrendered, and the Issuer shall execute and the Trustee shall certify and deliver, at the expense of the Issuer, such new TCPL Sub Notes – Series 2022-A having the same terms as are set out herein upon receipt from the Trustee or the Paying Agent of the TCPL Sub Notes – Series 2022-A so surrendered.

4.3	Early Redemption upon a Tax Event

The Issuer may, at its option, redeem all (but not less than all) of the TCPL Sub Notes – Series 2022-A upon the occurrence of a Tax Event on not less than 10 days nor more than 60 days prior notice to the Holders thereof, without the consent of the Holders. The redemption price per $1,000 principal amount of the TCPL Sub Notes – Series 2022-A shall be equal to par together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

4.4	Early Redemption upon Rating Event

The Issuer may, at its option, redeem all (but not less than all) of the TCPL Sub Notes – Series 2022-A at any time upon or following the occurrence of a Rating Event on not less than 10 days nor more than 60 days prior notice to the Holders thereof, without the consent of the Holders. The redemption price per $1,000 principal amount of the TCPL Sub Notes – Series 2022-A shall be equal to par plus $20 together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

4.5	Notice of Redemption

Notice of any intention to redeem any TCPL Sub Notes – Series 2022-A shall be given by or on behalf of the Issuer to the Holders of the TCPL Sub Notes – Series 2022-A which are to be redeemed, not more than 60 days and not less than 10 days prior to the date fixed for redemption, in the manner provided in the Original Indenture. The notice of redemption shall, unless all the TCPL Sub Notes – Series 2022-A then outstanding are to be redeemed, specify the distinguishing letters and numbers of the TCPL Sub Notes – Series 2022-A which are to be redeemed and, if a TCPL Sub Note – Series 2022-A is to be redeemed in part only, shall specify that part of the principal amount thereof to be redeemed, and shall specify the redemption date, the redemption price and places of payment and shall state that all interest on the TCPL Sub Notes – Series 2022-A called for redemption shall cease from and after such redemption date.

4.6	Purchase of the TCPL Sub Notes – Series 2022-A for Cancellation

4.6.1	The Issuer may, purchase all or any of the TCPL Sub Notes – Series 2022-A in the open market (which may include purchases from or through an investment dealer or a firm holding membership on or that is a participant of a recognized stock exchange) or by invitation for tenders or by private contract and, in each case, at any price.

4.6.2	If, upon an invitation for tenders, more TCPL Sub Notes – Series 2022-A than the Issuer is willing to purchase are tendered at the same lowest price, the TCPL Sub Notes – Series 2022-A to be purchased by the Issuer shall be selected by the Trustee pro rata, or in such other manner as the Trustee may consider equitable in compliance with applicable law, from the TCPL Sub Notes – Series 2022-A tendered by each Holder who tendered at such lowest price. For this purpose, the Trustee may make, and from time to time amend, regulations with respect to the manner in which the TCPL Sub Notes – Series 2022-A may be so selected and regulations so made shall be valid and binding upon all Holders, notwithstanding the fact that, as a result thereof, one or more of such TCPL Sub Notes – Series 2022-A become subject to purchase in part only. The Holder of any TCPL Sub Notes – Series 2022-A of which a part only is purchased, upon surrender of such TCPL Sub Notes – Series 2022-A for payment, shall be entitled to receive, without expense to such Holder, one or more new TCPL Sub Notes – Series 2022-A for the unpurchased part so surrendered and the Trustee shall certify and deliver such new TCPL Sub Notes – Series 2022-A upon receipt of the TCPL Sub Notes – Series 2022-A so surrendered.

4.7	Cancellation of the TCPL Sub Notes – Series 2022-A

All TCPL Sub Notes – Series 2022-A redeemed and all TCPL Sub Notes – Series 2022-A purchased under this Article 4 shall forthwith be delivered to the Trustee and shall be cancelled by it and will not be reissued or resold, and except as provided in subsection 4.6.2, no TCPL Sub Notes – Series 2022-A shall be issued in substitution therefor.

Article 5
INDENTURE SUPPLEMENTAL TO ORIGINAL INDENTURE

5.1	Indenture Supplemental to Original Indenture

This supplemental indenture is supplemental to the Original Indenture within the meaning of the Original Indenture and the Original Indenture, all indentures supplemental thereto and this supplemental indenture shall, subject to Section 1.9 of the Original Indenture, be read together and have the effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

Article 6
ACCEPTANCE OF TRUSTS BY TRUSTEE

6.1	Acceptance of Trusts by Trustee

The Trustee hereby accepts the trusts and duties declared and provided for in, and as otherwise contemplated by, this supplemental indenture and hereby agrees to perform the same upon the terms and conditions set forth herein and as contemplated hereby and in the Original Indenture, in each case as supplemented or amended from time to time.

Article 7
MISCELLANEOUS

7.1	Counterparts

This supplemental indenture may be executed in several counterparts, including by facsimile or in electronic form, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution shall be deemed to bear the same date as of the date hereof.

7.2	Language of Indenture

The parties hereto have requested that this document, including the Schedules hereto, be drafted in the English language.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this supplemental indenture under the hands of their proper officers duly authorized in that behalf.

DATED as of March 7, 2022.

TRANSCANADA PIPELINES LIMITED

By:	/s/ Christine R. Johnston
Name:	Christine R. Johnston
Title:	Vice-President, Law & Corporate Secretary

By:	/s/ Jon Wrathall
Name:	Jon Wrathall
Title:	Vice-President, Finance and Evaluations

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Shannon Grover
Name:	Shannon Grover
Title:	Manager, Corporate Trust

By:	/s/ Angela Fletcher
Name:	Angela Fletcher
Title:	Corporate Trust Officer

[Signature page to TCPL Sub Note Supplemental Indenture]

Schedule 3.2

Form of Registered TCPL Sub Note – Series 2022-A

No. _____

TRANSCANADA PIPELINES LIMITED

(a corporation existing under the Canada Business Corporations Act)

TCPL Sub Notes – Series 2022-A Due March 7, 2082

TRANSCANADA PIPELINES LIMITED (the "Issuer") for value received hereby acknowledges itself indebted and promises to pay to the registered holder hereof (the "Holder") on March 7, 2082 or on such earlier date as the principal amount hereof may become due in accordance with the provisions of the Indenture hereinafter mentioned, the principal sum of

[●] DOLLARS

$[●]

in lawful money of the United States on presentation and surrender of this TCPL Sub Note – Series 2022-A (as defined below) at the principal office of the Trustee in the City of Calgary, Alberta or such other location as it may designate from time to time, and to pay interest on the principal amount hereof from and including the date hereof, or from and including the last Interest Payment Date (as defined in the Indenture) to which interest shall have been paid or made available for payment on the outstanding TCPL Sub Notes – Series 2022-A, whichever is later, in like money at any one of the said places, in arrears in equal semi-annual payments on March 7 and September 7 in each year (or the next following Business Day (as defined in the Indenture) if such date is not a Business Day) to the persons in whose names the TCPL Sub Notes – Series 2022-A are registered at the close of business on the preceding February 21 and August 24, respectively. From March 7, 2022 to, but excluding, March 7, 2032, the interest rate on the TCPL Sub Notes – Series 2022-A will be fixed at 5.850% per annum, payable in arrears. On March 7, 2032 and on every Interest Reset Date (as defined in the Indenture) thereafter until the Maturity Date (as defined in the Indenture), the interest rate on the TCPL Sub Notes – Series 2022-A will be reset for the applicable Subsequent Fixed Rate Period (as defined in the Indenture) to a rate per annum equal to the Five-Year Treasury Rate (as defined in the Indenture) as of the most recent Interest Reset Determination Date (as defined in the Indenture), plus: (a) for the period from, and including, March 7, 2032 to, but excluding, March 7, 2052, 4.236%; and (b) for the period from, and including, March 7, 2052 to, but excluding, March 7, 2082, 4.986%, in each case, payable in arrears. Interest as aforesaid shall be payable after as well as before default, with interest on overdue interest, in like money, at the same rates and on the same dates.

This TCPL Sub Note – Series 2022-A is one of the TCPL Sub Notes – Series 2022-A due March 7, 2082 (the "TCPL Sub Notes – Series 2022-A") of the Issuer issued or issuable under the provisions of a trust indenture made as of May 20, 2015 between the Issuer and Computershare Trust Company of Canada, as trustee (the "Trustee"), as supplemented by a seventh supplemental indenture dated March 7, 2022 between the Issuer and the Trustee (which trust indenture as so supplemented is herein referred to as the "Indenture"). The TCPL Sub Notes – Series 2022-A issuable under the Indenture are limited to an aggregate principal amount of up to $800,000,000, in lawful money of the United States. Reference is hereby expressly made to the Indenture for a description of the terms and conditions upon which the TCPL Sub Notes – Series 2022-A are or are to be issued and held and the rights, remedies and obligations of the holders of the TCPL Sub Notes – Series 2022-A, of the Issuer and of the Trustee in respect thereof, all to the same effect as if the provisions of the Indenture were herein set forth, to all of which provisions the Holder by acceptance hereof acknowledges and assents.

As interest on this TCPL Sub Note – Series 2022-A becomes due, the Issuer (except in the case of payment at maturity, at which time payment of interest may be made upon surrender of this TCPL Sub Note – Series 2022-A) shall on each date on which interest becomes due, forward or cause to be forwarded to the Holder in the manner provided therein, a cheque by first class mail, postage prepaid or an electronic transfer of funds for such interest. Subject to the provisions of the Indenture, the forwarding of such cheque or effecting of such transfer shall satisfy and discharge all liability for interest on this TCPL Sub Note – Series 2022-A to the extent of the sum represented by such cheque or electronic transfer.

The TCPL Sub Notes – Series 2022-A are issuable only as fully registered TCPL Sub Notes – Series 2022-A in the denominations of $1,000 and integral multiples thereof. Upon compliance with the provisions of the Indenture, the TCPL Sub Notes – Series 2022-A of any denomination may be exchanged for an equal aggregate principal amount of the TCPL Sub Notes – Series 2022-A in any other authorized denomination or denominations.

The TCPL Sub Notes – Series 2022-A are direct obligations of the Issuer but are not secured by any mortgage, pledge, hypothec or other charge.

The indebtedness evidenced by this TCPL Sub Note – Series 2022-A and by all other TCPL Sub Notes – Series 2022-A now or hereafter certified and delivered under the Indenture is subordinated and subject in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment of all Issuer Senior Indebtedness (as defined in the Indenture), whether outstanding at the date of the Indenture or thereafter created, incurred, assumed or guaranteed.

The right is reserved to the Issuer to purchase or redeem the TCPL Sub Notes – Series 2022-A for cancellation in accordance with the provisions of the Indenture.

The Indenture contains provisions making binding upon all Holders of the TCPL Sub Notes – Series 2022-A outstanding thereunder resolutions passed at meetings of Holders of the TCPL Sub Notes – Series 2022-A held in accordance with such provisions and instruments signed by the Holders of a specified majority of the TCPL Sub Notes – Series 2022-A.

The TCPL Sub Notes – Series 2022-A may not be assigned or transferred by the Holder thereof without the prior consent of the Issuer.

This TCPL Sub Note – Series 2022-A shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

This TCPL Sub Note – Series 2022-A shall not become obligatory for any purpose until it shall have been certified by the Trustee under the Indenture.

IN WITNESS WHEREOF this TCPL Sub Note – Series 2022-A has been duly executed by the Issuer.

DATED as of __________________, 20____

TRANSCANADA PIPELINES LIMITED

By:
Name:
Title:

By:
Name:
Title:

(FORM OF TRUSTEE'S CERTIFICATE)

This TCPL Sub Note – Series 2022-A is one of the TCPL Sub Notes – Series 2022-A due March 7, 2082 referred to in the Indenture within mentioned.

COMPUTERSHARE TRUST COMPANY OF CANADA, Trustee

By:
(Authorized Signing Officer)

(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other Registrar)

Date of Registration	In Whose Name Registered	Trustee or Registrar

(FORM OF CONSENT AND CERTIFICATE OF TRANSFER)

CERTIFICATE OF CONSENT AND TRANSFER

TransCanada PipeLines Limited hereby consents to the transfer of TCPL Sub Notes – Series 2022-A set forth below.

TRANSCANADA PIPELINES LIMITED

By:
Name:
Title:

By:
Name:
Title:

I or we assign and transfer this TCPL Sub Note – Series 2022-A to:

(Print or type assignee's name, address and postal code)

and irrevocably appoint _________________________ agent to transfer this TCPL Sub Note – Series 2022-A on the books of TransCanada PipeLines Limited. The agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the TCPL Sub Note – Series 2022-A)